Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
RESTATED
CERTIFICATE OF INCORPORATION
OF
OCUPHIRE PHARMA, INC.

Ocuphire Pharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

ONE:          The name of the corporation is Ocuphire Pharma, Inc. (the “Company”).

TWO:       The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 14, 2005. The Certificate of Incorporation was restated on June 13, 2024.

THREE:     The Company’s Board of Directors, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions approving the following amendment to the Company’s Restated Certificate of Incorporation:

Article I of the Company’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The name of this corporation (the “Company”) is Opus Genetics, Inc.”

FOUR:        This Certificate of Amendment shall be effective on October 23, 2024 at 12:01 a.m. ET.

FIVE:          This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed by a duly authorized officer of the Company on the 22nd day of October, 2024.

OCUPHIRE PHARMA, INC.

By:	/s/ George Magrath
Name:	Dr. George Magrath
Title:	Chief Executive Officer